EXHIBIT 99.1

Louisiana Bancorp, Inc. Declares Cash Dividend

METAIRIE, La., Jan. 28, 2015 (GLOBE NEWSWIRE) -- Louisiana Bancorp, Inc. (Nasdaq:LABC) announced today that its Board of Directors at their meeting on January 27, 2015, declared a cash dividend of $.07 per share on the common stock of the Company, payable on February 26, 2015 to the shareholders of record at the close of business on February 9, 2015. Such dividend reflects an increase of $.02 per share compared to the quarterly dividends paid in 2014.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors ‑ many of which are beyond our control ‑ could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Louisiana Bancorp's Annual Report on Form 10-K for the year ended December 31, 2013, which is available from the SEC's website, www.sec.gov, or the Company's website, www.bankofneworleans.net, describes some of these factors, including market rates of interest, competition, risk elements in the loan portfolio, general economic conditions, the level of the allowance for losses on loans, geographic concentration of our business, risks of our growth strategy, dependence on our management team, regulation of our business, increases in deposit insurance premiums and actions by the U. S. government to stabilize the financial markets. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

CONTACT: Lawrence J. LeBon, III,
         Chairman, President &
         Chief Executive Officer
         or
         John LeBlanc,
         EVP & Chief Financial Officer
         Telephone: (504) 834-1190